Exhibit (a)(iv)

COHEN & STEERS LOW DURATION PREFERRED AND INCOME FUND, INC.

ARTICLES OF AMENDMENT

Cohen & Steers Low Duration Preferred and Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Cohen & Steers Short Duration Preferred and Income Fund, Inc.

SECOND: The foregoing amendment to the Charter was authorized and approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:01 a.m. on August 28, 2026.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary and Chief Legal Officer on this 17th day of August, 2026.

ATTEST:	COHEN & STEERS LOW DURATION PREFERRED AND INCOME FUND, INC.

By: /s/ Dana A. DeVivo	By: /s/ James Giallanza
Name: Dana A. DeVivo	Name: James Giallanza
Title: Secretary and Chief Legal Officer	Title: President and Chief Executive Officer